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                                                                   EXHIBIT 10-Aa

                            ZILA, INC. FISCAL YEAR 06
                         EXECUTIVE INCENTIVE BONUS PLAN

PURPOSE

The 2006 Zila Executive Incentive Bonus Plan has been established to attract, recognize and reward top level executives for their contribution in achieving exceptional growth and profitability; and their leadership in accomplishing milestones during the current fiscal year.

ELIGIBILITY

To be eligible to participate in this Plan, an employee must be a full-time Zila employee, active on Zila payroll and must have met all criteria set in the FY06 Employee Incentive Bonus Plan (received full payout under that plan), and contributed to the achievement of EBITDA above plan.

PLAN TERM

The term of this Plan is August 1 through July 31 (the "Plan Year").

FUNDING

The funding for the Executive Bonus Plan is discretionary and approved annually by the Compensation committee. This Plan is intended to be self-funded; awards will only be made in the event that the company generates more incremental EBITDA than is necessary to fund the award payments.

EXECUTIVE CLASSIFICATION

Classification level is based on position held at the end of the year, except for promotions or classification changes that occur during the fourth quarter of the prior year. In such event one's classification level will remain at the pre-promotion level until the start of the next fiscal year.

PLAN DESIGN

The award will be determined based on substantially exceeding achievement of goals set in the current year's approved profit plan for EBITDA, Revenue Growth and by demonstrating exceptional leadership that has a significant impact on the forward movement of the company. Setting of specific qualifying criteria shall be in the sole discretion of the CEO and will be established and communicated no later than September 15, 2005.

GENERAL PROVISIONS

-     Awards are subject to all applicable taxes and other required deductions.

- This Plan does not constitute a guarantee of employment nor does it restrict Zila's rights to terminate employment at any time or for any reason

- The Plan and any individual award is offered as a gratuitous award at the sole discretion of Zila. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict Zila's rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.

- The awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.

- This Plan is provided at Zila's sole discretion and Zila may modify or eliminate it at any time, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a plan in subsequent years.

-     Awards for promoted employees will be calculated using the:

            - Target Award % prorated for the portion of the year the participant was in a different classification at the end of the Plan Year

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DISTRIBUTION

Distribution of the incentive awards earned through the plan year will occur ANNUALLY, following the fiscal year end close. All monies paid through the incentive plan will be distributed to the employee through regular payroll processing (less tax deductions) and all stock option grants will be presented within 100 days of the end of the fiscal year.

EXECUTIVE CLASSIFICATION

Executives on payroll will be eligible to participate at the indicated Target Award amount, assuming they meet the other eligibility criteria stated in this
Plan:

        EXECUTIVE CLASSIFICATION                TARGET AWARD *                    CRITERIA
-----------------------------------------   ----------------------   -----------------------------------
    CEO, CFO, Division President,                                    **Achievement of specified division
A   General Counsel                         50-120% of base salary         and/or corporate goals
                                                                     **Achievement of specified division
B   Division General Manager                40-100% of base salary         and/or corporate goals
                                                                     **Achievement of specified division
C   Vice President                          30-100% of base salary         and/or corporate goals

Target awards will be reviewed and approved annually by the Chairman & CEO and Vice President of Human Resources.

* The target award starting point is expressed as the percent (%) of base salary where the Employee Plan ends assuming full payout under such plan is achieved. The Executive Bonus Plan enables an additional bonus up to 50% (Classification B & C) or 70% (Classification A) to be awarded. The total cumulative award, under both plans is capped at 100% of base salary (for Classification B & C) and at 120% (for Classification A).

** Achievement of specified division and/or corporate goals: Each Executive will be required to complete a Performance Review Form, whereas goals and targets are to be listed. This form will be utilized to measure achievement of those goals.
Note: The CEO and CFO annual goals and performance reviews will require Compensation Committee approval.

Incentive awards are intended to recognize and reward our outstanding employees for their performance and contributions. We have structured this plan to be equitable for both the company and employees. If circumstances occur where equity is not being served to the company or employees, the company reserves the right to reconsider and adjust any or all incentive awards accordingly. Incentive awards are not guaranteed and may be withdrawn or eliminated at the sole discretion of the company at any time.

Each employee's job entails responsibilities that are not specifically outlined in the incentive plan, and measurement of overall job performance will include those additional responsibilities as assigned by management.

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